Exhibit 99.28(d)(2)

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

INVESTMENT SUB-ADVISORY AGREEMENT

AMONG

FIRST PACIFIC ADVISORS, LP,

BRAGG FINANCIAL ADVISORS, INC.

AND

INVESTMENT MANAGERS SERIES TRUST III

THIS AGREEMENT, made as of this [ ] day of [ ], 2026 by and among Investment Managers Series Trust III (“Trust”), a Delaware business trust, on behalf of the series of the Trust listed in Schedule A (each a “Fund” and collectively, the “Funds”), First Pacific Advisors, LP (“Adviser”), a Delaware partnership, and Bragg Financial Advisors, Inc. (“Sub-Adviser”), a North Carolina Corporation.

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Adviser and the Sub-Adviser are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Trust has retained the Adviser to render investment advisory services to the Trust, on behalf of each Fund, pursuant to an Investment Advisory Agreement dated [ ], as may be amended from time to time (“Advisory Agreement”); and

WHEREAS, the Trust and the Adviser wish to retain the Sub-Adviser to render certain investment advisory services to each Fund, and the Sub-Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Adviser, the Sub-Adviser and the Trust as follows:

1. Appointment

The Trust and the Adviser hereby appoint the Sub-Adviser to act as investment sub-adviser to each Fund, for the periods and on the terms set forth herein. The Sub-Adviser accepts the appointment and agrees to furnish the services set forth herein for the compensation provided in Section 6 of this Agreement.

2. Services and Duties of Investment Sub-Adviser

Subject to the general supervision and oversight of the Adviser and the Board of Trustees of the Trust (the “Board”), the Sub-Adviser will:

(a)	provide a program of continuous investment management for each Fund in accordance with the relevant Fund’s investment objective and policies as stated in the relevant Fund’s prospectus and statement of additional information filed with the Securities and Exchange Commission (“SEC”) on Form N-1A, as amended and supplemented from time to time (the “Registration Statement”), and such other limitations as the Trust, a Fund, the Board or the Adviser may impose with respect to the relevant Fund by notice to the Sub-Adviser;

(b)	invest and reinvest the assets of each Fund by selecting the securities, instruments, repurchase agreements, financial futures contracts, options and other investments and techniques that a Fund may purchase, sell, enter into or use;

(c)	oversee the placement of purchase and sale orders on behalf of each Fund;

(d)	employ portfolio managers to make investment decisions and securities analysts to provide research services to each Fund;

(e)	subject to the understanding set forth in Section 9(a)(1) of this Agreement, vote all proxies solicited by or with respect to the issuers of securities in which the assets of a Fund may be invested in accordance with the Sub-Adviser’s proxy voting policies and procedures and in a manner that complies with applicable law; maintain records of all proxies voted on behalf of each Fund; and provide information to the Trust, the Adviser or their designated agent in a manner that is sufficiently complete and timely to ensure the Trust’s compliance with its filing obligations under Rule 30b1-4 of the 1940 Act;

(f)	maintain books and records with respect to each Fund’s securities transactions, in accordance with applicable laws, rules and regulations; and

(g)	to the extent reasonably requested by the Adviser or officers of a Fund, cooperate with and provide reasonable assistance to the Adviser and the Trust’s other service providers by (1) keeping them fully informed as to such matters that they may reasonably deem necessary with respect to the performance of their obligations to a Fund, (2) providing prompt responses to reasonable requests for information or assistance, and (3) establishing appropriate processes to promote the efficient exchange of information.

(h)	The Sub-Adviser will furnish the Adviser and/or the relevant Fund with certain other services and information the Adviser and/or a Fund may reasonably request, including: statistical information with respect to the securities or other investments in which the assets of a Fund may be invested; quarterly shareholder commentaries; review of Fund marketing materials, and; participation in Fund webcasts.

(i)	comply in all material respects with the applicable sections of (1) the 1940 Act and the Advisers Act and all rules and regulations thereunder and any other applicable federal and state laws and regulations, (2) the Sub-Adviser’s compliance policies and procedures, (3) the rules and regulations of the Commodities Futures Trading Commission, (4) the Internal Revenue Code of 1986, as amended (“Code”), (5) the investment objectives, strategies, policies, limitations and restrictions of a Fund as described in the Registration Statement, (6) the Trust’s Declaration of Trust, Bylaws and/or organizational documents of the Trust, as amended and supplemented from time to time, and (7) any written instructions of the Adviser or the Board;

(j)	manage the assets of each Fund to comply with the following requirements of the Code and regulations issued thereunder: section 851(b)(2) and section 851(b)(3) (and, if applicable, section 817(h)); provided, however, that with respect to the 10% voting securities test contained in section 51(b)(3)(A)(ii), the Sub-Adviser will comply with such requirements as the Trust, a Fund or the Adviser shall furnish to the Sub-Adviser from time to time;

(k)	keep the Adviser and/or the Board informed of developments materially affecting each Fund’s portfolio;

(l)	make available to the Board, the Adviser, the Funds’ Chief Compliance Officer (“CCO”) and the Trust’s administrator, promptly upon their request, such copies of its records with respect to the relevant Fund as may be required to assist in their compliance with applicable laws and regulations. As reasonably requested by the Board or the Adviser, the Sub-Adviser will complete periodic or special questionnaires and/or furnish to the Board and/or the Adviser such periodic and special reports regarding each Fund and the Sub-Adviser including, but not limited to, reports concerning transactions and performance of a Fund, quarterly and annual compliance reports and certifications, reports regarding compliance with the Trust’s procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the 1940 Act (as applicable), quarterly reports identifying material compliance matters and any material changes to the Sub-Adviser’s compliance program (including revisions to compliance policies and procedures), fundamental investment restrictions, procedures for opening brokerage accounts and commodity trading accounts, liquidity determinations for securities and other instruments held by each Fund, compliance with the Sub-Adviser’s Code of Ethics, and such other procedures or requirements that the Adviser may reasonably request from time to time;

(m)	make available to the Board and the Adviser at reasonable times its portfolio managers and other appropriate personnel as mutually agreed by the Adviser and Sub-Adviser, either in person or, at the mutual convenience of the Board, the Adviser and the Sub-Adviser, by telephone or other electronic media, in order to review the investment policies, performance and other matters relating to the management of a Fund;

(n)	review draft reports to shareholders, registration statements of each Fund and other documents provided to the Sub-Adviser, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information contained in such reports or other documents;

(o)	use no material, non-public information concerning portfolio companies that may be in its possession or the possession of any of its affiliates, nor will the Sub-Adviser seek to obtain any such information, in providing investment advice or investment management services to any Fund;

(p)	promptly notify the Trust, the Adviser and the Board in the event that the Sub-Adviser or any of its affiliates becomes aware that the Sub-Adviser: (i) is subject to a statutory disqualification that prevents the Sub-Adviser from serving as investment adviser pursuant to this Agreement; (ii) fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (iii) is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; or (iv) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Trust or the Adviser or their affiliates; or is involved in any pending litigation or administrative proceeding brought against the Sub-Adviser or any of its management persons (as described in Rule 204-3(b)(4) under the Advisers Act) which if aversely determined against the Sub-Adviser or any of its management persons could impact the Sub-Adviser’s ability to provide the services contemplated by this Agreement. The Sub-Adviser further agrees to notify the Trust and the Adviser promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Trust’s Registration Statement, as amended and supplemented from time to time, regarding each Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect. The Sub-Adviser will promptly notify the Trust, the Adviser and the Board if its chief executive officer or any member of the portfolio management team named in the Registration Statement for a Fund changes, or if there is an actual change in control or management of the Sub-Adviser within the meaning of Rules 2a-6 and 202(a)(1)-1 under the 1940 Act and Advisers Act, respectively;

(q)	not disclose information regarding a Fund’s characteristics, trading history, portfolio holdings, performance information or any other related information to any third-party, except in compliance with the Trust’s policies on disclosure of portfolio holdings;

(r)	provide the Adviser, the Trust or the Board with such information and assurances (including certifications and sub-certifications) as the Adviser, the Trust or the Board may reasonably request from time to time in order to assist the Adviser, the Trust or the Board in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of each Fund’s Form N-CSRs and Form N-Qs;

(s)	provide assistance to the Adviser, custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Registration Statement, the value of any portfolio securities or other assets of a Fund for which the Adviser, custodian or recordkeeping agent seeks assistance from the Sub-Adviser or identifies for review by the Sub-Adviser. This assistance includes (but is not limited to): (i) designating and providing access to one or more employees of the Sub-Adviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Board or the Adviser’s valuation committee convenes; (ii) assisting the Adviser or the custodian in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by a Fund, upon the reasonable request of the Adviser or custodian; (iii) upon the request of the Adviser or the custodian, confirming pricing and providing recommendations for fair valuations; and (iv) maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to the Adviser or the Trust upon request, with such records being deemed Fund records; and

(t)	provide the Trust and the Adviser with a copy of its Form ADV as most recently filed with the SEC, notify the Adviser on a quarterly basis of any amendments to the Sub-Adviser’s Form ADV and furnish a copy of such amendments to the Trust and the Adviser; and provide the Trust and the Adviser with a copy of its Form ADV Part 2A as updated from time to time.

The Sub-Adviser further agrees that it may perform any or all the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as it believes reasonably necessary to assist it in carrying out its obligations under this Agreement.  However, the Sub-Adviser may not retain the services of any entity that would be an “investment adviser”, as that term is defined in the 1940 Act, to a Fund unless any agreement with such entity has been approved by (i) a majority of the Trust’s Board of Trustees, including a majority of the Independent Trustees, and (ii) to the extent necessary, the vote of a majority of the outstanding voting securities of a Fund.

3. Brokerage

The Sub-Adviser may place orders pursuant to its investment determinations for each Fund directly with the issuers of the securities, or with brokers or dealers selected by the Sub-Adviser. The Sub-Adviser may, open and maintain brokerage accounts of all types on behalf of and in the name of a Fund. The Sub-Adviser may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Sub-Adviser deems desirable or appropriate. In selecting brokers or dealers to execute transactions on behalf of a Fund, the Sub-Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for a Fund transaction, the Sub-Adviser will consider all factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting broker-dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to a Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion. The parties hereto acknowledge that it is desirable for the Trust that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by broker-dealers who may execute brokerage transactions at a higher cost to a Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser may cause a Fund to pay a broker-dealer that furnishes brokerage and research services a higher commission than that which might be charged by another broker-dealer for effecting the same transaction, provided that the Sub-Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either the particular transaction or the overall responsibilities of the Sub-Adviser to a Fund in compliance with Section 28(e) of the 1934 Act. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s services to other clients. The Sub-Adviser may, but shall not be obligated to, aggregate or bunch orders for the purchase or sale of securities for a Fund with orders for its other clients where: (i) such aggregation or bunching of orders is not inconsistent with a Fund’s investment objectives, policies and procedures, (ii) the allocation of the securities so purchased or sold, as well as the allocation of expenses incurred in any such transaction, shall be made by the Sub-Adviser in a manner that complies with the trade allocation policies and procedures approved by the Board and is fair and equitable in the judgment of the Sub-Adviser and is consistent with the Sub-Adviser’s fiduciary obligations to the relevant Fund and each of its other clients.

4. Books, Records and Regulatory Filings

(a)	The Sub-Adviser agrees to maintain and to preserve for the applicable periods any such records as are required to be maintained by the Sub-Adviser with respect to each Fund by the 1940 Act and rules adopted thereunder, and by any other applicable laws, rules and regulations. The Sub-Adviser further agrees that all records that it maintains for each Fund are the property of the relevant Fund and it will promptly surrender any of such records upon request; provided, however, that the Sub-Adviser may retain copies of such records for the applicable periods they are required by law to be retained, and thereafter shall destroy such records.

(b)	The Sub-Adviser agrees that it shall furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested in order to determine whether the operations of a Fund are being conducted in accordance with applicable laws, rules and regulations.

5. Limitation of Liability and Indemnification

(a)	Neither the Sub-Adviser, nor any director, partner, manager, officer, agent or employee of the Sub-Adviser, shall be liable or responsible to the Trust or the Funds or any of its shareholders for any error of judgment, mistake of law or any loss arising out of any investment, or for any other act or omission in the performance by such person or persons of their respective duties, except for liability resulting from willful misfeasance, bad faith, gross negligence, or reckless disregard of their respective duties. The Adviser and the Sub-Adviser each agree to indemnify the other against any claim against, loss or liability to such other party (including reasonable attorneys’ fees) arising out of any action on the part of the indemnifying party which constitutes willful misfeasance, bad faith, or gross negligence in the performance of duties under this Agreement, or reckless disregard of the obligations and duties under this Agreement.

(b)	The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust’s Declaration of Trust or other organizational document of the Trust and agrees that any obligations of the Trust or a Fund arising in connection with this Agreement shall be limited in all cases to the relevant Fund and its assets, and the Sub-Adviser shall not seek satisfaction of any such obligation from any other fund of the Trust or the shareholders or any individual shareholder of the Fund. Nor shall the Sub-Adviser seek satisfaction of any such obligation from the trustees of the Trust (each, a “Trustee” and, together, the “Trustees”) or any individual Trustee or any officers.

6. Compensation

The Sub-Adviser shall be compensated by the Adviser for the services rendered pursuant to this Agreement in accordance with the terms set forth on Schedule A attached hereto.

7. Expenses

The Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement, excluding those costs of each Fund associated with brokerage activities. The Sub-Adviser shall bear all expenses and costs of the Trust (including reasonable attorney’s fees), if any, arising out of a termination or possible termination of this Agreement as a result of an assignment caused by a change of control or management of the Sub-Adviser, including the preparation, mailing, solicitation and other costs associated with the use of a proxy statement relating to a shareholder vote in respect of a new sub-advisory agreement. The foregoing obligations of the Sub-Adviser shall apply in any circumstance in which the Adviser, in consultation with internal or outside counsel to the Trust, deems that an actual or possible assignment of this Agreement has or may occur, and determines that a vote of shareholders should be obtained.

8. Services to Other Companies or Accounts

The investment advisory services of the Sub-Adviser to each Fund under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to other investment companies and clients (whether or not their investment objective and policies are similar those of a Fund) and to engage in other activities, provided that such other services and activities do not interfere with or impair the Sub-Adviser’s ability to fulfill its duties and obligations under this Agreement.  If the Sub-Adviser provides any advice to its clients concerning investment in the shares of a Fund, the Sub-Adviser shall act solely for such clients in that regard and not in any way on behalf of the Adviser, the Trust or the relevant Fund.

9. Compliance Matters

(a)	The Sub-Adviser understands and agrees that it is a “service provider” to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Sub-Adviser agrees to cooperate fully with the Adviser and the Trust and its Trustees and officers, including the Funds’ CCO, with respect to (i) any and all compliance-related matters, and (ii) the Trust’s efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as that term is defined by Rule 38a-1) by the Trust, the Adviser and the Sub-Adviser. In this regard, the Sub-Adviser shall:

(1)	submit to the Board for its consideration and approval the Sub-Adviser’s compliance policies and procedures, including its Code of Ethics, to the extent such a policy or procedure is materially different from the policies and procedures previously approved by the Board;

(2)	submit annually (and at such other times as the Trust may reasonably request) to the Funds’ CCO and the Adviser for consideration by the Board, a report discussing the adequacy and effectiveness of the Sub-Adviser’s compliance program, and fully describing any material amendments to such compliance program since the most recent such report;

(3)	provide periodic reports, certifications and information concerning the Sub-Adviser’s compliance program including, but not limited to, the following;

(i)	Monthly and/or Quarterly Compliance Certifications, including any required attachments, on a timely basis after each calendar quarter;

(ii)	Quarterly and/or Annual Report on Code of Ethics Matters, including an annual 17j-1 certification and any required attachments, on a timely basis each year, as reasonably requested by the Board or the Adviser.

(4)	provide the Adviser and the Trust, its Trustees and officers with reasonable access to information regarding the Sub-Adviser’s compliance program, which access shall include on-site visits with the Sub-Adviser as may be reasonably requested from time to time;

(5)	permit the Adviser and the Trust, its Trustees and officers to maintain an active working relationship with the Sub-Adviser’s compliance personnel by, among other things, providing the Adviser and the Funds’ CCO and other officers with a specified individual within the Sub-Adviser’s organization to discuss and address compliance-related matters;

(6)	provide the Adviser and its chief compliance officer and the Trust, its Trustees and officers, including the Funds’ CCO, with such certifications as may be reasonably requested from time to time; and

(7)	reasonably cooperate with any independent registered public accounting firm engaged by the Trust, ensure that all reasonably necessary information and the appropriate personnel are made available to such independent registered public accounting firm, to support the expression of the independent registered public accounting firm’s opinion, and provide the Adviser and/or such independent registered public accounting firm with any materials as may be reasonably requested from time to time related to the Sub-Adviser’s internal controls.

(b)	The Sub-Adviser represents, warrants and covenants that it has implemented and shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act.

10. Duration and Termination

(a)	This Agreement shall be effective immediately as of the date set forth above and shall continue in effect until two years from the date hereof and year to year thereafter, provided the initial approval and each continuance is specifically approved at least annually by (i) the vote of a majority of the Trustees or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Funds’ outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Trustees who are neither (A) parties to this Agreement nor (B) “interested persons” (as defined in the 1940 Act) of any party to this Agreement, at a meeting called for the purpose of voting on such approval.

(b)	This Agreement is terminable with respect to each Fund, without penalty, on sixty (60) days’ written notice to the Sub-Adviser: (i) by the Trust, pursuant to (A) action by the Board or (B) the vote of the holders of a “majority” (as defined in the 1940 Act) of the shares of a Fund or (ii) by the Adviser. This Agreement is terminable with respect to each Fund, without penalty, by the Sub-Adviser upon ninety (90) days’ written notice to the Adviser and the Trust. In addition, this Agreement will terminate with respect to a Fund in the event of the termination of the Advisory Agreement with respect to a Fund. This Agreement will be terminated automatically in the event of its “assignment” (as defined in the 1940 Act and SEC rules and guidance thereunder).

(c)	In the event of a termination of this Agreement for any reason with respect to a Fund, the Sub-Adviser shall reasonably cooperate with any successor investment sub-adviser and with the Adviser in transitioning the management of the relevant Fund to one or more new sub-advisers or to the Adviser, including, without limitation, providing the Adviser, at such intervals as the Adviser may request, with a list of holdings for the relevant Fund and such other information as required by the Adviser. The Sub-Adviser shall deliver to Adviser all periodic compliance reports, certifications and information applicable to the period of Sub-Adviser’s services provided under this Agreement, including annual compliance reports and certifications.

(d)	Termination of this Agreement shall not affect the rights or obligations of the Adviser, the Adviser Indemnitees and the Sub-Adviser under Section 5 of this Agreement.

11. Use of Name

(a)	The Sub-Adviser hereby consents to the use of its name in each Fund’s disclosure documents, shareholder communications, advertising, sales literature and similar communications. The Sub-Adviser shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Adviser, the Trust, a Fund or any of their affiliates in its marketing materials unless it first receives prior written approval of the Trust and the Adviser.

(b)	It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

12. Confidential Information

(a)	Each party agrees that it will treat confidentially all information provided by any other party (the “Discloser”) regarding the Discloser’s businesses and operations, including without limitation the investment activities or holdings of a Fund (“Confidential Information”). All Confidential Information provided by the Discloser shall be used only by the other party hereto (the “Recipient”) solely for the purposes of rendering services pursuant to this Agreement, and shall not be disclosed to any third party, without the prior consent of the Discloser, except for a limited number of employees, attorneys, accountants and other advisers of the Recipient and its affiliates on a need-to-know basis and solely for the purposes of rendering services under this Agreement.

(b)	Confidential Information shall not include any information that: (i) is public when provided or thereafter becomes public through no wrongful act of the Recipient; (ii) is demonstrably known to the Recipient prior to execution of this Agreement; (iii) is independently developed by the Recipient through no wrongful act of the Recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the trade at the time that the Recipient learns of such information or knowledge; or (v) has been rightfully and lawfully obtained by the Recipient from any third party.

(c)	In the event that the Recipient is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any of the Discloser’s Confidential Information, the Recipient will give the Discloser prompt written notice of such request or requirement to allow the Discloser an opportunity to obtain a protective order or otherwise obtain assurances that confidential treatment will be accorded to such Confidential Information. In the event that such protective order or other remedy is not obtained, disclosure shall be made of only that portion of the Confidential Information that is legally required to be disclosed. All Confidential Information disclosed as required by law shall nonetheless continue to be deemed Confidential Information.

13. Amendment

This Agreement may be amended in writing signed by the parties to this Agreement in a manner that is in accordance with applicable laws, rules and regulations, as modified or interpreted by any applicable order, exemptive relief or interpretative release issued by the SEC.

14. Notices

Any notice under this Agreement shall be given in writing, addressed and delivered to the party to this Agreement entitled to receive such notice at such address as such party may designate in writing.

15. Miscellaneous

(a)	This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

(b)	Titles or captions of sections in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

(c)	This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

(d)	This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the This Agreement shall be construed in accordance with the laws of the State of California and the applicable provisions of the 1940 Act. To the extent applicable law of the State of California, or any of the provisions herein conflict with applicable provisions of the 1940 Act, the latter shall control. The parties irrevocably consent to submit to the jurisdiction of any federal or state court sitting in the State of California.

(e)	References in this Agreement to the requirements of the 1940 Act and other federal securities laws and the rules thereunder shall be interpreted, construed and enforced in accordance with such laws and rules thereunder as now in effect or as hereafter amended and subject to such orders or no-action letters as may be granted by the SEC or its staff.

(f)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(g)	Notwithstanding anything herein to the contrary, the Sub-Adviser shall be an independent contractor. Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Adviser, the Trust or a Fund, except to the extent expressly authorized by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

BRAGG FINANCIAL ADVISORS, INC.

By:

FIRST PACIFIC ADVISORS, LP,

By:

INVESTMENT MANAGERS SERIES TRUST III

By:

Schedule A

Fund and Sub-Advisory Fee Schedule

Name of Fund	Sub-Advisory Fee Rate

FPA Queens Road Value ETF	[ ]